                                                                    Exhibit 11.1



                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
                      COMPUTATIONS OF EARNINGS PER SHARE

                   (in thousands, except per share amounts)

                                                             Three Months Ended                       Nine Months Ended
                                                                September 30,                           September 30,
                                                      ----------------------------------      ----------------------------------
                                                           1997               1996                 1997               1996
                                                      ---------------    ---------------      ---------------    ---------------
Weighted average common shares
outstanding:

Average shares outstanding during period                      17,781             11,714               17,780             10,420

Cheap stock (1)                                                    -                 66                    -                728

Cheap options (1)                                                  -              1,662                    -              1,659
                                                      ---------------    ---------------      ---------------    ---------------
       Total primary weighted average
            common shares                                     17,781             13,442               17,780             12,807
                                                      ===============    ===============      ===============    ===============

Non Cheap options                                                  -                 86                    -                 86
                                                      ---------------    ---------------      ---------------    ---------------
       Total fully diluted weighted average
            common shares                                     17,781             13,528               17,780             12,893
                                                      ===============    ===============      ===============    ===============

Net loss applicable to common shares:
Net loss                                              $      (10,591)    $       (2,421)      $      (24,373)    $       (5,653)
                                                      ===============    ===============      ===============    ===============
Loss per common share and
     common share equivalent - Primary                $        (0.60)    $        (0.18)      $        (1.37)    $        (0.44)
                                                      ===============    ===============      ===============    ===============
Loss per common share and
     common share equivalent - Fully Diluted          $        (0.60)    $        (0.18)      $        (1.37)    $        (0.44)
                                                      ===============    ===============      ===============    ===============

(1) Pursuant to Staff Accounting Bulletin Number 83, for proper calculation of the three and nine months ended September 30, 1996 weighted average common shares outstanding, stock options granted and stock issued within one year prior to Primus's November 7, 1996 initial public offering have been treated as outstanding for all of 1996 using the treasury stock method. In the three and nine months ended September 30, 1997, the weighted average common shares outstanding has been calculated under Accounting Principles Board (APB) Statement No. 15.